N-18F-1 AMENDMENT

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           KINETICS MUTUAL FUNDS, INC.
                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

         This amendment is filed to change the Form N-18F-1 filed on April 28, 2000 with Accession No. 0000894189-00-000259. Such Form N-18F-1 should be disregarded.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of White Plains and the state of New York on the 31st day of May, 2000.

                                   Signature KINETICS MUTUAL FUNDS, INC.
                                             ---------------------------
                                               (Name of Registrant)


                                   By: /S/ STEVE SAMSON
                                       -------------------
                                        Steve Samson
                                        (Name of director, trustee or officer
                                        signing on behalf of Registrant)


                                   PRESIDENT AND CHAIRMAN
                                   ----------------------
                                    (Title)



Attest:/S/ MURRAY STAHL
       -------------------
          Murray Stahl

       DIRECTOR
       -------------
       (Title)